SEPARATION-RELEASE AGREEMENT
                                     BETWEEN
                             MACDERMID INCORPORATED
                                       OF
                               245 FREIGHT STREET
                                 WATERBURY, CT.

                                       AND

                               JOHN P. MALFETTONE
                                       OF
                              TRUMBULL, CONNECTICUT

This agreement, made and entered into as of September 9, 2002, is for the purpose of providing a binding agreement and understanding by and between MacDermid Incorporated (hereinafter MacDermid) and John P. Malfettone (hereinafter "Former Employee").
                                WITNESSETH THAT:

Whereas;  Former  Employee's  employment  with  MacDermid  has  terminated;

Whereas both parties hereto desire to make the proposed transition as amiable and trouble-free as possible;

Now, therefore, in consideration of the premises and mutual covenants of the parties, it is agreed as follows:

ARTICLE  I(DEFINITIONS)
-----------------------

a. Affiliate or MacDermid Affiliate shall refer to any organization in which MacDermid now or later holds at least a 50% ownership share and any qualified or unqualified benefit plans that are related to MacDermid or subsidiaries of MacDermid.

ARTICLE  II  (RESIGNATION  FROM  EMPLOYMENT/RELEASE)
----------------------------------------------------

a. Former Employee's employment with MacDermid terminated as of September 9, 2002. As of that date Former Employee will resign as an officer of MacDermid.

b. Former Employee hereby releases, remises and forever discharges MacDermid and all of its respective parent corporations, subsidiaries, Affiliates, predecessors and successors in interest, agents, employees, owners, partners, officers, directors, members and shareholders from any and all suits, claims, costs, demands, attorney's fees, damages, back pay, front pay, interest, special damages, general damages, worker's compensation claims, punitive damages, liabilities, actions, administrative proceedings, expenses, accidents, injuries and any other cause of action in law or equity that Former Employee has or may have or might in any manner acquire which arise out of, relate to, or is in connection with his/her employment with, relationship with or business dealings with MacDermid or any MacDermid Affiliates or employees thereof, or the termination of that employment, relationship or dealings, and the Employment Agreement between the Former Employee and MacDermid dated January 7, 2002, as amended, (the "Employment Agreement"), and any other act, occurrence or omission, known or unknown, which occurred or failed to occur on or before the date this Agreement is executed other than MacDermid's obligations and the Former Employee's rights under this Agreement only. IT IS UNDERSTOOD AND AGREED THAT THIS IS A FULL AND FINAL RELEASE OF ALL CLAIMS OF EVERY NATURE AND KIND WHATSOEVER AND RELEASES CLAIMS THAT ARE KNOWN AND UNKNOWN, other than MacDermid's obligations and the Former Employee's rights under this Agreement only.

Former Employee expressly waives protection of any legal provision, law, statute or regulation, which provides generally: A general release does not extend to claims which the releasor does not know or suspect to exist in his/her favor at the time of executing a release, which if known by him/her would have materially affected the settlement.

THIS RELEASE INCLUDES, WITHOUT LIMITATION, A RELEASE FOR ANY CLAIM OF DISCRIMINATION SPECIFICALLY INCLUDING, WITHOUT LIMITATION, DISCRIMINATION BASED UPON AGE, GENDER, RACE, NATIONAL ORIGIN, RELIGION AND DISABILITY INCLUDING CLAIMS UNDER ANY FEDERAL OR STATE EMPLOYMENT STATUTE, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE CONNECTICUT FAIR EMPLOYMENT PRACTICES ACT, THE CIVIL RIGHTS ACTS OF 1866, 1964 AND 1991, THE FEDERAL AND CONNECTICUT FAMILY MEDICAL LEAVE ACTS, AND SECTION 290(A) OF CONNECTICUT'S WORKERS' COMPENSATION LAW. Former Employee further acknowledges that, without limitation, this release immediately releases and forfeits any rights the Former Employee may have had to 200,000 options to purchase MacDermid common stock and to the Forfeited Shares. Former Employee further acknowledges that the execution of this Agreement reflects Former Employee's individual analysis and determination that the execution of this Agreement is in his/her best interest.

Former Employee agrees that neither he/she nor anyone acting on his behalf or through him/her will file a lawsuit or other action asserting any claims that are released in this Agreement.

ARTICLE  III  (PAYMENTS)
------------------------

As consideration for the agreements and covenants made herein, the release given, the actions taken or contemplated to be taken, or to be refrained from, the parties agree to the following:

a. Former Employee shall be paid by MacDermid for twelve (12) months severance pay, determined solely upon the Former Employee's current base salary ($300,000).

     The payment above will be made within 30 days of MacDermid's receipt of this Agreement properly executed. Appropriate taxes and withholdings will be deducted from such payment. The payment will be made in one single payment amount.

b. Former Employee shall be paid the remainder of his bonus for 2002 equal to $200,000.00, exclusive of payments made prior to the effective date of this Agreement. This payment will be made within 30 days of MacDermid's receipt of this Agreement properly executed. Appropriate taxes and withholdings will be deducted.

c. Former Employee will earn PTO time through their final day of employment, as per our PTO policy. If PTO time has been taken in excess of the time earned, a deduction will be taken from the severance payment. Former Employee will submit a final PTO report of days taken through his/her final day of employment for PTO to be paid. Former Employee will be reimbursed for earned but unused PTO.

d. Former Employee may continue medical and dental benefits up to 18 consecutive months from the date of last actual employment under COBRA. PREMIUMS WILL CONTINUE AT THE EMPLOYEE RATE FOR THE FIRST 12 MONTHS OF THIS PERIOD.
e. Group life insurance can be converted to individual life insurance with Principle Life within -30 days of last day of actual employment. Please call the Conversion Unit at 1-800-247-6699 x 76398 our group policy number is P84631.

f. Outplacement will be provided at a level determined by MacDermid in MacDermid's sole discretion.

g. Former Employee has 130,000 shares of restricted stock pursuant to the terms of the 1995 Equity Incentive Plan, none of which have vested. The Former Employee shall be allowed to retain 50,000 shares of restricted stock (the "Retained Shares") which shall vest on the following schedule:

1.     32,500  shares  30  days  from  the  effective  date  of  this Agreement;
2.     17,500  shares  1  year  from  the  effective  date  of  this  Agreement;

in both cases, provided no breach of this Agreement by the Former Employee has occurred. The remaining 80,000 restricted shares (the "Forfeited Shares") shall be immediately and irrevocably forfeited and returned to MacDermid for cancellation. Upon vesting in each case, MacDermid shall promptly deliver to the Former Employee unlegended stock evidencing Former Employee's unrestricted ownership in such shares.

h. MacDermid shall pay Former Employee his salary through the termination date only and will also reimburse Former Employee for regular MacDermid business expenses incurred prior to the termination date.

Former  Employee understands that the payments and benefits listed above are all
                                                                             ---
that Former Employee is entitled to receive from MacDermid. Former Employee will receive no further wage, vacation, severance, insurance or other benefits
               --
from MacDermid including stock options and shares of restricted stock. Former Employee agrees that the payments and benefits above are more than MacDermid is required to pay under its normal policies, procedures and plans.

ARTICLE  IV  (MISCELLANEOUS)
----------------------------

a. Former Employee shall immediately return all company property in his/her possession or control except that the Former Employee may keep a laptop computer, a cell phone and a blackberry. As of the termination date the Former Employee shall be solely responsible for the costs of operating the foregoing equipment. (NB. The computer must be returned to MacDermid immediately for removal of all confidential information). Former Employee shall immediately return the option agreement dated January 7, 2002 evidencing 200,000 optional shares for cancellation. Former Employee shall also immediately return MacDermid common stock certificate no. MCD 0376 for partial cancellation and processing in accordance with this Agreement.

b. Former Employee acknowledges that he/she signed an Employee Agreement with MacDermid and that the confidentiality and other obligations agreed to there remain in full effect, unaltered by this Agreement.

c. Nothing contained in this Agreement will affect any vested pension, profit sharing, or KSOP benefit, if any, that Former Employee now has.

d. Former Employee agrees that, except for discussions with his attorney as encouraged in Article IV (e) hereof, and except as compelled by law, he will maintain the confidentiality of the terms of this Agreement and the circumstances regarding the termination of his employment. MacDermid will maintain the terms of this Agreement as confidential, except that nothing herein shall restrict MacDermid's ability to make reports and public releases necessary to comply with MacDermid's legal reporting requirements. Former Employee will make no voluntary statement or take any action that might reasonably be expected to result in disclosure of, or any publicity concerning, this Agreement, the terms hereof, or the termination of his employment. MacDermid will use reasonable efforts to avoid voluntary statements that would reasonably be expected to disparage the Former Employee. Further Former Employee agrees that he will not, for at least

18 months after the effective date of this Agreement, make any statement that disparages, or reasonably could be expected to disparage, MacDermid or its employees, officers or directors. Former Employee agrees that, during the period of 18 months from the effective date of this agreement, he will limit his comments and communications regarding MacDermid and/or its employees, officers and directors to the following statement:

"In the brief time that I worked at MacDermid, I came to recognize the unique culture of this company. This culture provides the foundation for success at MacDermid. Underlying the entrepreneurial approach is a low cost, owners' mentality that drives employees to make the best decisions for MacDermid in order to maximize cash flow. The key economic measurement espoused by all is owner earnings. It is the common denominator which helps drive consistent behavior towards improving cash flow. It is a focus on intrinsic value, not book earnings that provides the financial goals for the future.

Clearly, my decision to leave MacDermid was not based on anything wrong at the company, but due to a change in strategy from when I was hired. This new strategic direction as described in Dan's shareholder letter is less risky since it requires lower financial leverage, relies less on major acquisition growth, and can be sufficiently met with few additions to the senior leadership team. It is a more moderate path to increasing shareholder value than was contemplated upon my hiring.

To the best of my knowledge, there are no major accounting issues at MacDermid. That view is based on my observations during the 8 months that I worked at the company. I do believe that Greg Bolingbroke provides strong financial controllership skills to MacDermid. At the epicenter of the company's internal controls is the ownership culture which is so strong at MacDermid. It is this owners' mentality which causes people to do the right thing for the good of the clan."

MacDermid and Former Employee will agree upon a public statement to be issued on the effective date of this Agreement regarding the Former Employee's resignation, however, nothing herein shall restrict MacDermid's ability to make reports and public releases necessary to comply with MacDermid's legal reporting requirements. Former Employee further agrees for at least 18 months after the effective date of this Agreement he will not assist, attempt to assist or provide information to any person, group, or analyst that is analyzing, reporting on or considering making an investment in MacDermid.

e. Former Employee acknowledges that he has been given a reasonable period of time of at least twenty-one (21) days to review and consider this Agreement before signing it. FORMER EMPLOYEE IS ENCOURAGED TO CONSULT WITH HIS OR HER
 -----
ATTORNEY  PRIOR TO SIGNING THIS AGREEMENT.  The Former Employee may rescind this
 --
Agreement by written notice to MacDermid, accompanied by repayment of any consideration paid, received by MacDermid, within seven (7) days of the Former Employee's execution of this Agreement. Time is of the essence. If not rescinded within the foregoing seven (7) day period this Agreement shall be irrevocable and final.

ARTICLE  V  (GENERAL  PROVISIONS)
---------------------------------

a. Entire Agreement - This Agreement is intended as a final expression of the agreement between MacDermid and Former Employee and as a complete and exclusive statement of the terms and provisions thereof. This Agreement supersedes any prior agreements between the parties unless otherwise noted herein. No course of prior dealings shall be relevant. No representations, understandings or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement can only be modified in writing signed by both parties hereto. The parties expressly represent and warrant that this Agreement was executed solely upon the written content of this Agreement and is not based upon any promise, representation or statement which is not stated in this Agreement.

b. Invalid Clauses - It is understood and agreed that if any terms or provisions of this Agreement shall contravene or be invalid under the laws of the United States, such contravention or invalidity shall not invalidate the whole Agreement, but it shall be construed and enforced as to most nearly give effect to the intentions of the parties as expressed herein as possible.

c. Enforcement - The failure of any party to insist on any one or more instances upon strict performance of any term or provision of this Agreement shall not be construed as a waiver or relinquishment of the terms, provisions, covenants and conditions herein contained, but the same shall continue and remain in full force and effect.

d. Choice of Law and Jurisdiction - All disputes, differences, or questions arising out of this Agreement or as to the rights and liabilities of the parties hereto or as to the construction or interpretation hereof shall be governed by and interpreted in accordance with the internal laws of the State of Connecticut and the parties hereby submit to the jurisdiction of the Federal and State Courts located within the State of Connecticut and agree that any action brought concerning enforcement of this Agreement or subjects contained herein shall be brought only in courts located in the State of Connecticut.

e. Complete Defense - Former Employee agrees and acknowledges that this Agreement and its releases can be pleaded as a full and complete defense and can be used for the basis of an injunction against any action or any other proceeding which may subsequently be instituted, prosecuted or attempted by Former Employee, which is based upon any matter related to Former Employee's employment with, relationship with, or business dealings with MacDermid or any MacDermid affiliate or employees thereof or the termination of that employment, relationship or dealings, or which is based in whole or in part upon any matter covered, related to or referred to in this Agreement. A breach of this Agreement shall not void the release provided for herein.

In witness whereof MacDermid and Former Employee have caused this Agreement to be made and executed as of the days and dates indicated below:

MacDermid  Incorporated                         John  P.  Malfettone


By:  _____________________________          ___________________________


Date:____________________________        Date:  __________________________